Exhibit 99.1

April 24, 2015 - Southern Copper Corporation (NYSE and BVL: SCCO)

Investor Relations:

Raul Jacob (602) 264-1375 southerncopper@southernperu.com.pe www.southerncoppercorp.com

•    First quarter 2015 (“1Q15”) net sales were $1,274.8 million, only 5.9% lower than our 1Q14 net sales of $1,354.4 million despite an 18% decrease in copper price. This was achieved because of higher sales volume of copper and our main by-products.

•            EBITDAi in 1Q15 was $556.1 million, 16.9% lower than the $669.2 million in 1Q14. Margin decreased from 49.4% to 43.6%.

•            Net income in 1Q15 decreased to $282.4 million (22.2% of net sales), 12.7% lower than the net income of $323.4 million (23.9% of net sales) in the 1Q14. The result has been impacted by $5.9 million of expenses related to the Sonora River spill. Since 2014, the accumulated expenses and funds allocated to the Sonora River remediation amount to $97 million. We believe the trust has now fully completed its purpose.

•           Copper production in 1Q15 increased 8.9% to 177,616 tons from 163,168 tons in 1Q14. This increase was mainly the result of higher production at the Buenavista (+26.2%) and Toquepala (+9.0%) mines, although it was partially offset by lower production at our Cuajone mine (-6.9%).

•            By-product production: molybdenum production increased 5.2% to 5,856 tons in 1Q15 from 5,564 tons in 1Q14 mainly due to higher production at our Toquepala mine as result of higher grades and recoveries, partially offset by lower production at our Buenavista and La Caridad mines. Mined silver production decreased 6.5% to 3.2 million ounces in 1Q15 from 3.4 million ounces in 1Q14. Also, zinc production decreased 27% to 15,195 tons in 1Q15 from 20,818 tons in 1Q14, as a result of lower production at our IMMSA facilities due to a flooding in the Santa Eulalia mine which is in the final stage of resolution.

•   Operating cash costii per pound of copper before by-product credits was $1.66 in 1Q15, a 9.3% improvement, compared to 1Q14. Operating cash cost per pound of copper net of by-product credits was $0.98 in 1Q15. This improvement was the result of increased productivity, operating efficiencies and better cost control which compensated inflationary pressures in some of our main inputs.

•            Capital investments were $245.8 million for 1Q15 and represented 87.0% of net income. In 2015, we continue with the development of our investment program to increase copper production capacity by approximately 89% from our 2013 production level of 617,000 tons to 1,165,000 tons by 2018. Capital investments were lower than those of the 1Q14 and below the expected 2015 budget due to the temporary suspension in our new SX-EW III plant in Buenavista because of the Rio Sonora spill. Even though some media inexplicably considered this accident as the worst spill in Mexican history, it has been completely cleaned without having caused damage to local fauna or flora.

FIRST QUARTER 2015 RESULTS	SOUTHERN COPPER

•            Toquepala expansion: On April 14, 2015 the construction permit for the Toquepala expansion project was approved allowing us to continue the development of this important project. Once in operation, the Toquepala expansion will increase annual production capacity by 100,000 tons of copper and 3,100 tons of molybdenum at an estimated capital cost of $1.2 billion. It is estimated that the project will generate 2,200 jobs during the construction phase and 300 additional jobs once finished, which will add to the current 1,500 Toquepala’s permanent employees.

•            Copper Man of the year: In April 2015, Oscar Gonzalez Rocha, our President and Chief Executive Officer, received this distinction from The Copper Club. This award, the Club´s highest honor, recognizes achievement and contributions to the copper industry.

•            Financing: On April 20, 2015, the Company issued $2.0 billion in fixed-rate senior unsecured notes. The notes were issued in two tranches, $500 million due in 2025 at an annual interest rate of 3.875% and $1.5 billion due in 2045 at an annual interest rate of 5.875%.

Proceeds will provide the Company with additional liquidity to finance our expansion program which includes:

(a)           The Toquepala concentrator expansion from 60,000 to 120,000 metric tons per day.

(b) The Tia Maria project with an investment of $1.4 billion and which when completed in 2017 will add 120,000 tons of copper cathode production per year.

These projects, together with our other investments near completion in Mexico, will increase Southern Copper’s production by 89%. In 2013, SCC copper production was 617,000 tons and we expect that it will be 1,165,000 tons by 2018.  Additionally, this financing will give us the ability to pursue potential strategic acquisitions that would be compatible with our operations.

We believe the terms of this financing reflects the market recognition of our financial strength and stability, as well as our leadership position as one of the industry’s best low cost copper producers, our geographical diversity, vertical integration and strong ore reserve position.

During our marketing effort, we had meetings with more than 35 investors in 6 cities worldwide and received approximately 500 purchase orders from more than 290 institutional investors. The effect of these factors improved the demand for these notes and we received orders for $8.3 billion or a demand of more than 4 times the offering.

The SCC debt has the longest schedule of amortization in the mining industry (approximately 23 years) which demonstrates our commitment to maintain a strong financial position without significant short-term due dates.

•            Dividends: On April 23, 2015, the Board of Directors authorized a dividend of $0.10 per share payable on May 27, 2015, to shareholders of record at the close of business on May 13, 2015.

Commenting on the Company’s results, Mr. German Larrea, Chairman of the Board, said “In a few months we will complete the two major Buenavista expansion projects, increasing Southern Copper´s annual production capacity by 308,000 tons of copper and 4,600 tons of molybdenum. We are also pleased to mention that the Company has obtained the final permit for the Toquepala expansion, initiating shortly the construction period of this Peruvian project. We will move forward to bring this important investment to completion as scheduled, initiating production in 2017.”

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	FIRST QUARTER 2015 RESULTS	SOUTHERN COPPER

	1Q15	1Q14	Variance		4Q14	Variance 1Q15 vs 4Q14
			$	%		$	%
	(in million except per share amount and %s)

Sales	$1,274.8	$1,354.4	$(79.6)	(5.9)%	$1,471.3	$(196.5)	(13.4)%
Cost of sales	679.8	641.9	37.9	5.9%	752.9	(73.1)	(9.7)%
Operating income	436.9	562.9	(126.0)	(22.4)%	525.5	(88.6)	(16.9)%
Environmental remediation	5.9	N.A.	5.9	100.0%	43.8	(37.9)	(86.5)%
EBITDA[1]	556.1	669.2	(113.1)	(16.9)%	664.0	(107.9)	(16.3)%
EBITDA margin	43.6%	49.4%	(5.8)%	(11.7)pp	45.1%	(1.5)%	(3.3)pp
Net income	$ 282.4	$ 323.4	$(41.0)	(12.7)%	$348.0	$(65.6)	(18.9)%
Net income margin	22.2%	23.9%	(1.7)%	(7.1)pp	23.7%	(1.5)%	(6.3)pp
Income per share	$ 0.35	$ 0.39	$ (0.04)	(10.3)%	$ 0.43	$ (0.08)	(18.6)%
Capital investments	$ 245.8	$ 336.9	$ (91.1)	(27.0)%	$422.3	$(176.5)	(41.8)%

Capital Investments

Mexican Projects

Buenavista Projects: We continue developing our $3.4 billion investment program at this unit which is expected to increase its copper production capacity by approximately 175%, as well as molybdenum production by 42%. Notwithstanding that these expansions will not require additional water permits, there have been illegal closures to our water wells by a group of around 80 people linked to the previous miner’s union which has forced us to use other authorized water sources causing some minor discomforts among the local communities.

Mine Expansion: to date we have received sixty-one 400-ton capacity trucks, seven shovels and eight drills required for the mine expansion; with an investment of $511 million. All of this equipment is currently in operation.

The new Copper-Molybdenum Concentrator has an annual production capacity of 188,000 tons of copper and 2,600 tons of molybdenum. The project will also produce 2.3 million ounces of silver and 21,000 ounces of gold per year. The project has a 96% progress with an investment of $1,030 million out of the approved capital budget of $1,384 million. The project is expected to be completed in the 3Q15. All major equipment is on site and has been installed.

SX-EW III Plant: The performance testing was successfully completed. The plant has reached its estimated annual production capacity of 120,000 tons of copper cathodes. As of March 31, 2015, we have invested $519.1 million in this project, including infrastructure, out of the approved capital budget of $524.5 million.

Crushing, Conveying and Spreading System for Leachable Ore (Quebalix IV): This project main objective is to reduce processing time and mining and hauling costs; it will also increase production by improving SX-EW copper recovery. It has a crushing and conveying capacity of 80 million tons per year and is expected to be completed in the first half of 2016. The project has a 67% progress with an investment of $129 million out of the approved capital budget of $340 million.

1  http://www.southerncoppercorp.com/ENG/invrel/Pages/PGEbitda.aspx

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FIRST QUARTER 2015 RESULTS	SOUTHERN COPPER

The remaining projects to complete the $3.4 billion budgeted program include important investments in infrastructure (power lines and substations, water supply, tailings dam, mine equipment shops, internal roads, etc.), with a global progress of 60%.

Peruvian Projects

Cuajone Projects: Through March 31, 2015, we have invested $40.9 million of a budget of $45 million on the HPGR project, which will produce a more finely crushed material. The engineering and the purchase of equipment have been completed and the project has reached 99% completion. The project is expected to generate cost savings, improve copper recovery and reduce power consumption in the crushing process. The implementation of the HPGR project and the variable cut-off ore grade project is producing an estimated 23,500 tons of copper annually.

The project to improve slope stability at the south area of the Cuajone mine will remove approximately 148 million tons of waste material. This project will improve mine design without reducing current production level. The mine equipment acquired includes one shovel, five 400-ton capacity trucks, one drill and auxiliary equipment which will be reallocated to our mine operations once the project is finished. Besides preparing the mine for the future, this investment will avoid a reduction in average ore grade. As of March 31, 2015, 21 million tons of waste material have been removed and activities will continue for four additional years. As of March 31, 2015, we have invested $67.7 million in this project.

In-Pit Crushing and Conveyor (IPCC) project:  This project consists of installing a primary crusher at the Cuajone mine pit with a conveyor system for moving the ore to the concentrator. The project aims to optimize the hauling process by replacing rail haulage, thereby reducing operating and maintenance costs. The crusher will have a processing capacity of 43.8 million tons per year. We are completing the basic engineering and starting the detailed engineering. The main components, including the crusher and the overland belt, have been already acquired and we have started their installation. As of March 31, 2015, we have invested $45.9 million in this project out of the approved capital budget of $165.5 million.

Tia Maria Project: We have received approval of Tia Maria´s EIA. The project has experienced a delay pending the resolution of certain differences with community groups. The Peruvian government has been promoting the creation of a development dialogue roundtable for the resolution of these differences, which have initiated activities in April 14, 2015. We believe that this mechanism will help expedite the pending construction permits for the project.

Tia Maria, when completed, will represent an investment of approximately $1.4 billion to produce 120,000 tons of copper cathodes per year. This project will use state of the art technology with the highest international environmental standards.  We expect it to generate 3,500 jobs during the construction phase. When in operation, Tia Maria will directly employ 600 workers and indirectly another 2,000. Through its expected twenty-year life, the project related services will create significant business opportunities in the Arequipa region.

In addition, the Company intends to implement social responsibility programs in the Arequipa region similar to those established in the communities near its other Peruvian operations.

1Q15 www.southerncoppercorp.com	Page 4 of 10

FIRST QUARTER 2015 RESULTS	SOUTHERN COPPER

Conference Call

The Company’s first quarter earnings conference call will be held on Tuesday April 28, 2015, beginning at 11:00 AM — EST (10:00 AM Lima and Mexico City time).

To participate:

Dial-in number:	888-771-4371 in the U.S.
847-585-4405 outside the U.S.
Raul Jacob, SCC Vice President of Finance & CFO
Conference ID:	39586690 and “Southern Copper Corporation First Quarter 2015 Earnings Results”

1Q15 www.southerncoppercorp.com	Page 5 of 10

FIRST QUARTER 2015 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2015	2.64	2.66	8.41	0.94	16.70	1,219.22

1Q 2014	3.19	3.24	9.93	0.92	20.46	1,293.95
2Q 2014	3.08	3.10	13.45	0.94	19.62	1,288.54
3Q 2014	3.17	3.16	12.62	1.05	19.63	1,281.92
4Q 2014	3.00	2.98	9.22	1.01	16.45	1,200.36
Average 2014	3.11	3.12	11.30	0.98	19.04	1,266.19

Variance: 1Q15 vs. 1Q14	(17.2)%	(17.9)%	(15.3)%	2.2%	(18.4)%	(5.8)%
Variance: 1Q15 vs. 4Q14	(12.0)%	(10.7)%	(8.8)%	(6.9)%	1.5%	1.6%

Source:  Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended March 31,
	2015	2014	%
Copper (tons)
Mined	177,616	163,168	8.9%
3rd party concentrate	16	2,228	(99.3)%
Total production	177,632	165,396	7.4%
Smelted	148,259	138,270	7.2%
Refined and Rod	202,587	169,120	19.8%
Sales	168,638	149,709	12.6%

Molybdenum (tons)
Mined	5,856	5,564	5.2%
Sales	5,837	5,514	5.9%

Zinc (tons)
Mined	15,195	20,818	(27.0)%
Refined	25,480	24,755	2.9%
Sales	26,700	24,357	9.6%

Silver (000s ounces)
Mined	3,199	3,420	(6.5)%
Refined	3,259	2,782	17.1%
Sales	3,281	3,154	4.0%

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FIRST QUARTER 2015 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	Three Months Ended March 31,
	2015	2014	VAR %
	(in millions, except per share amount)

Net sales:	$1,274.8	$1,354.4	(5.9)%
Operating cost and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	679.8	641.9	5.9%
Selling, general and administrative	24.9	24.5	1.6%
Depreciation, amortization and depletion	117.0	110.5	5.9%
Exploration	10.3	14.6	(29.5)%
Environmental remediation	5.9	-	100.0%
Total operating costs and expenses	837.9	791.5	5.9%

Operating income	436.9	562.9	(22.4)%

Interest expense, net of capitalized interest	(25.9)	(40.5)	(36.0)%
Other income (expense)	(3.7)	(4.2)	(11.9)%
Interest income	2.8	4.5	(37.8)%
Income before income tax	410.1	522.7	(21.5)%
Income taxes	129.2	204.1	(36.7)%
Net income before equity earnings of affiliate	280.9	318.6	(11.8)%
Equity earnings of affiliate	2.8	6.0	(53.3)%
Net Income	283.7	324.6	(12.6)%

Less: Net income attributable to non-controlling interest	1.3	1.2	8.3%

Net Income attributable to SCC	$282.4	$323.4	(12.7)%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$0.35	$0.39	(10.3)%
Dividends paid	$0.10	$0.12	(16.7)%

Weighted average shares outstanding (Basic and diluted)	805.4	833.8

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FIRST QUARTER 2015 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,	March 31,
	2015	2014	2014
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$ 192.2	$ 364.0	$ 1,473.1
Restricted cash	9.1	19.4	-
Short-term investments	83.8	338.6	273.0
Accounts receivable	589.2	621.9	607.9
Inventories	842.9	836.5	749.9
Other current assets	282.6	309.4	262.2
Total current assets	1,999.8	2,489.8	3,366.1

Property, net	7,545.6	7,436.4	6,685.5
Related parties receivable	161.2	161.2	161.2
Leachable material, net	561.0	512.7	441.2
Intangible assets, net	109.8	109.9	109.9
Deferred income tax	566.4	554.0	217.5
Other assets	304.1	287.9	260.0
Total assets	$11,247.9	$11,551.9	$11,241.4

LIABILITIES
Current liabilities:
Current portion of long-term debt	$ 200.0	$ 200.0	$ -
Short-term debt	50.0	-	-
Accounts payable	470.9	549.7	492.4
Income taxes	29.7	80.1	34.2
Accrued workers’ participation	162.0	198.0	180.5
Other accrued liabilities	135.2	123.1	122.4
Total current liabilities	1,047.8	1,150.9	829.5

Long-term debt	4,006.3	4,006.0	4,205.2
Deferred income taxes	370.9	385.6	246.6
Other liabilities	38.4	56.7	74.0
Asset retirement obligation	114.8	116.1	152.0
Total non-current liabilities	4,530.4	4,564.4	4,677.8

EQUITY
Stockholders’ equity:
Common stock	3,350.8	3,353.5	3,356.2
Treasury stock	(2,267.9)	(1,900.6)	(1,275.4)
Accumulated comprehensive income	4,553.6	4,351.6	3,624.3
Total stockholders’ equity	5,636.5	5,804.5	5,705.1
Non-controlling interest	33.2	32.1	29.0
Total equity	5,669.7	5,836.6	5,734.1

Total Liabilities and equity	$11,247.9	$11,551.9	$11,241.4

As of March 31, 2015, December 31, 2014 and March 31, 2014 there were 799.5 million, 812.6 million and 833.4 million shares outstanding,

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FIRST QUARTER 2015 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	Three months ended March 31,
	2015	2014
	(in millions)

OPERATING ACTIVITIES
Net income	$283.7	$324.6
Depreciation, amortization and depletion	117.0	110.5
Deferred income tax	(24.7)	(84.3)
Change in operating assets and liabilities	(143.3)	6.6
Other, net	(11.2)	(9.2)
Net cash provided by operating activities	221.5	348.2

INVESTING ACTIVITIES
Capital expenditures	(245.8)	(336.9)
Sale (purchase) of short-term investment, net	254.8	(64.8)
Other, net	-	0.3
Net cash provided by (used in) investing activities	9.0	(401.4)

FINANCING ACTIVITIES
Debt incurred	50.0	-
Dividends paid	(80.5)	(100.0)
Distributions to non-controlling interest	(0.2)	(0.3)
SCC common shares buyback	(370.1)	(52.5)
Net cash used in financing activities	(400.8)	(152.8)

Effect of exchange rate changes on cash	(1.5)	6.4

Decrease in cash and cash equivalents	$(171.8)	$(199.6)

1Q15 www.southerncoppercorp.com	Page 9 of 10

FIRST QUARTER 2015 RESULTS	SOUTHERN COPPER

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 86.1% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 13.9% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

1440 E Missouri Ave, Suite 160

Phoenix, AZ 85014, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 33 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.>

i EBITDA is a common non-GAAP measure useful for our management as an indicator of Company’s ability to produce income from its operations. See reconciliation of EBITDA to GAAP net earnings on our website http://www.southerncoppercorp.com/ENG/invrel/Pages/PGEbitda.aspx.

ii Operating cash cost is a non-GAAP measure useful as a management tool to track our performance and better allocate our resources. It is also useful to readers of the financial statements for analysis and comparability purposes. See reconciliation of operating cash cost to GAAP cost of sales on our website http://www.southerncoppercorp.com/ENG/invrel/Pages/PGEbitda.aspx.

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